Exhibit 4.4

RESTRICTED STOCK AWARD AGREEMENT

The individual named below (“Participant”) has been granted an award of shares of Common Stock (the “Shares”) of restricted stock (“Award”) subject to the terms and conditions of this Restricted Stock Award Agreement (including all exhibits) (hereinafter “RSA Agreement”) on the terms set forth herein.

Name: Art Massolo

Address: 3760 Bird Rd. #700 - Miami, Florida 33146

Grant Number: $.015

Number of Shares: up to 4,000,000

Date of Grant: August 15, 2018

Expiration Date: The “Expiration Date” means the date on which all Shares granted hereunder vest.

Vesting: The number of Shares subject to this Award that will vest (if any) will be determined based upon the achievement of the performance-based vesting set forth in Exhibit A (attached) and the provisions of this RSA Agreement. The actual number of Shares subject to this Award that vest, if any, may be lower than the Total Number of Shares set forth above depending on the extent to which the vesting criteria for this Award are satisfied.

II.	TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD

1.	Definitions.

As used herein, the following definitions shall apply:

(a) “Achievement Date” means the date each Sales Receipts Target is achieved.

(b) “Board” means the Board of Directors of the Company (defined here below).

(c) “Common Stock” means the Company’s Common Stock, $0.015 par value per share.

(d) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(e) “Committee” means the committee of one or more members of the Board created and appointed by the Board to administer this RSA Agreement, or if no committee is created and appointed, the Board.

(f) “Company” means International Spirits and Beverage Group, Inc., a Nevada corporation, or any successor corporation.

(g) “Director” means a member of the Board.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(j) “Sales Receipts Targets” consists of gross sales achieved by Company, while Participant is in full compliance of Agreement, will cause vesting of designated amount of Common Stock specified in paragraph 2.

(k) “Securities Act” means the Securities Act of 1933, as amended.

(1) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(t) of the Code.

(m) ‘Tax Withholding Obligation” means the maximum statutory tax rate applicable to Participant that the Company determines under applicable law that it is able to withhold for federal, state, and local and foreign income, social insurance, payroll, employment and any other taxes applicable to Participant arising from the vesting of

Common Stock under this Award without resulting in adverse financial accounting treatment for the Company, as determined by the Company; provided, however, that “Tax Withholding Obligation” shall in no event be less than any minimum amount required by applicable law.

(n) “Vesting Date” means the next business day following an Achievement Date.

2. Grant. The Company hereby grants to Participant as an incentive in connection with his future services and not in lieu of any salary or other compensation for his services, the following Award subject to all of the terms and conditions in this RSA Agreement. The issuance of this Award to Participant has been approved by the Board.

Achieve Date (1)	Gross Revenue Target	Shares Eligible to Vest for Art Massolo Number	Percent (2)
Commencement	$-0-	1,000,000	1.0%
1.	$$500,000	1,000,000	1.0%
2.	$$1,000,000	2,000,000	2.0%
Totals		4,000,000

(1)	Awards will be granted as each Sales Receipts Target is achieved (“Achievement Date”)
(2)	Based upon 100 million common shares outstanding on the Commence Date

3. Change in Corporate Structure. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares subject to this Award will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares subject to this Award be entitled to new or additional or different shares of stock, cash or securities ( other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares subject to this and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares subject to this Award; provided, however, that fractions of a Share will not be issued but will either be paid in cash at the fair market value of such fraction of a Share or will be rounded down to the nearest whole Share, as determined by the Board.

4. Vesting Schedule.

Except as provided in Section 5, and subject to Section 6, the Shares subject to this A ward will vest the next business day following an Achievement Date.

5. Board Discretion. The Board, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Shares subject to this Award at any time. If so accelerated, such Shares subject to this A ward will be considered as having vested as of the date specified by the Board.

6. Death of Participant. Any distribution or delivery to be made to Participant under this RSA Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Tax Withholding, Default Method of Tax Withholding. On the first date following a period when Participant is not precluded by the Company from selling Shares on the open market and Participant is not aware of any material nonpublic information about the Company or the shares of the Company, the Company shall request that Participant execute in writing, and Participant shall execute, the instructions set forth in Exhibit A attached hereto (the “10b5-l Plan”) as the default means of satisfying Participant’s Tax Withholding Obligation. By accepting this Award, Participant expressly consents to the sale of Shares to be delivered under this Award to cover Participant’s Tax Withholding Obligation (and any associated broker or other fees) pursuant to the 10bS-1 Plan and agrees and acknowledges that Participant may not satisfy Participant’s Tax Withholding Obligation by any means other than such sale of Shares, except as set forth in Section 8(b).

8. Tax Consequences. Participant acknowledges that there will be tax consequences in connection with this Award, including upon vesting of the Shares subject to this Award and/or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations with respect to this Award.

9. Acknowledgement. The Company and Participant agree that this A ward is granted under and governed by this RSA Agreement. Participant: (i) acknowledges receipt of a copy of each of the foregoing documents, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts this A ward subject to all of the terms and conditions set forth herein.

10. Compliance with Laws and Regulations. The initial issuance of Shares and, if applicable, any subsequent delivery of Shares in accordance with Section 3, will be subject to and conditioned upon compliance by the Company and Participant (including any written representations, warranties and agreements as the Board may request of Participant for compliance with applicable laws) with all applicable state and federal laws any regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s securities may be listed or quoted at the time of such issuance or transfer. Participant may not be issued any Shares if such issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares shall relieve the Company of any liability in respect of the failure to issue or sell such shares.

11. Legend. The Shares issued hereunder shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under this RSA Agreement or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such shares of the Company’s securities are listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such book-entries to make appropriate reference to such restrictions.

12. Successors and Assigns. The Company may assign any of its rights under this RSA Agreement This RSA Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this RSA Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Entire Agreement; Severability. This RSA Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof (including, without limitation, any commitment to make any other form of equity award (such as stock options) that may have been set forth in any employment offer letter or other agreement between the parties). If any provision of this RSA Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

14. Market Standoff Agreement. Participant agrees that in connection with any registration of the Company’s securities in connection with an public offering of the Company’s securities that, upon the request of the Company or the underwriters managing such public offering of the Company’s securities, Participant will not sell or otherwise dispose of shares of the Company’s capital stock without the prior written consent of the Company or such underwriters, as the case may be, for such reasonable period of time after the effective date of such registration as may be requested by such managing underwriters and subject to all restrictions as the Company or the underwriters may specify. Participant will enter into any agreement reasonably required by the underwriters to implement the foregoing.

15. Delivery of Documents and Notices. Any document relating to the receipt of this Award or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this RSA Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the e-mail address, if any, provided for Participant by the Company or at such other address as such party may designate in writing from time to time to the other party.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares subject to this A ward by electronic means. Participant hereby consents to receive such documents by electronic delivery through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. Governing Law. This RAS Agreement will be governed by the laws of Nevada without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arise under this A ward or this RAS Agreement, the parties hereby submit to and consent to the jurisdiction of Nevada, and agree that such litigation will be conducted in the courts of Harris County Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this A ward is made and/or to be performed.

18. Administration. This RAS Agreement will be administered by the Board. Subject to the general purposes, terms and conditions of this RAS Agreement, and to the direction of the Board, the Board will have full power to implement and carry out this RAS Agreement, Without limitation, the Board will have the authority to: (a) construe and interpret this RSA Agreement; (b) determine the fair market value in good faith and interpret the applicable provisions of this RSA Agreement in connection with circumstances that impact the fair market value, if necessary; (c) grant waivers of any conditions of this Award; (d) correct any defect, supply any omission, or reconcile any inconsistency in this Award or this RSA Agreement; (e) determine whether this Award has been earned; or (f) make all other determinations necessary or advisable in connection with the administration of this RSA Agreement; provided, that, in each case, no such action shall be in contravention of any express terms of this A ward. Any amendment or other modification of this RSA Agreement shall be memorialized in a written instrument executed by the Company and Participant.

The Board may delegate full administrative authority over this A ward to a Board consisting of at least one member of the Board (or such greater number as may then be required by applicable law). Unless in contravention of any express terms of this Award, any determination made by the Board with respect to any Award will be made in its sole discretion. Any such determination will be final and binding on the Company and on all persons having an interest in any Award under this RSA Agreement and will be given the maximum deference under applicable laws.

By Participant’s signature and the signature of the Company’s representative on the, Participant and the Company agree that this Award is granted under and governed by the terms and conditions of this RSA Agreement.

PARTICIPANT	INTERNATIONAL SPIRIT AND BEVERAGE GROUP, INC.

By:	By:
Art Massolo		Terry Williams, Chief Executive Officer

EXHIBIT A

10B5-1 PLAN

The undersigned hereby consents and agrees that Participant’s Tax Withholding Obligation shall be satisfied by Shares being sold on the undersigned’s behalf pursuant to the procedures set forth below in this 10b5-l Plan. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in that certain Restricted Stock Award Agreement, dated as of August 15, 2018 by and between International Spirits and Beverage Group, Inc. and the undersigned.

Participant hereby irrevocably instructs and authorizes the Company and the Company’s designated broker, or such other broker-dealer that is a member of the Financial Industry Regulatory Authority reasonably acceptable to the Company for such purpose (the “Broker”), to sell on Participant’s behalf a whole number of Shares (it being understood that such Shares to be sold must have vested pursuant to the terms of this RSA Agreement) sufficient to generate cash proceeds to satisfy Participant’s Tax Withholding Obligation (and any associated broker or other fees); provided that the Company shall not enter into any arrangements with any Broker that would require payment by Participant of broker or other fees in excess of those that are reasonable and customary; provided further that all sales of Shares pursuant to the 10b5-l Plan shall be at prevailing market prices and in compliance with Rule 144 of the Securities Act, and the Broker shall, and the Company shall cause the Broker to, file all Form 144s on behalf of Participant with respect to the sale of Shares under the 10b5-1 Plan. Participant hereby irrevocably instructs and authorizes the Broker to (i) remit to the Company the cash proceeds necessary to satisfy Participant’s Tax Withholding Obligation, (ii) retain the amount required to cover associated broker or other fees, and (iii) deposit any remaining funds in Participant’s account in accordance with procedures the Company may specify from time to time. Only whole Shares will be sold by the Broker to satisfy Participant’s Tax Withholding Obligation.

This 10b5-l Plan may be amended, modified, terminated or suspended only with the consent of Participant and the Board. An amendment or modification may only be made during an “open window period” (or term of similar import describing a period wherein Participant is not precluded by the Company from selling Shares on the open market) applicable to Participant and on which Participant is not aware of any material nonpublic information about the Company or the Shares.

Participant and the Company acknowledge that the 10b5-l Plan is intended to comply with the requirements of Rule 10b5-l(c)(l)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-l(c)(l) under the Exchange Act. Participant expressly consents and agrees that he is adopting the 10b5-1 Plan to permit the sale of Shares to cover Participant’s Tax Withholding Obligation consistent with the above. Participant hereby appoints the Company as his agent and attorney-in-fact to instruct the Broker with respect to the number of Shares that must be sold under the 10b5-1 Plan to satisfy Participant’s Tax Withholding Obligation. This 10b5-l Plan shall be binding on Participant.

Participant: Art Massolo
Date: